Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com

FOR IMMEDIATE RELEASE

April 30, 2018

WINTHROP REALTY LIQUIDATING TRUST ANNOUNCES SALE OF ITS 701 SEVENTH AVENUE/20 TIMES SQUARE PROPERTY

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Winthrop Realty Liquidating Trust to Make Distribution of $5.15 Per Beneficial Unit

FOR IMMEDIATE RELEASE – BOSTON, April 30, 2018/ -- Winthrop Realty Liquidating Trust (the “Trust”) announced today the sale of 701 Seventh Avenue property (a/k/a 20 Times Square) in the Times Square area of Manhattan, New York for a gross sales price of $1.53 billion. After satisfying the existing debt and closing costs, the Trust, which holds an indirect preferred equity investment in the entity that owned the property (the “20 Times Square JV”), received an initial distribution from the sale proceeds of approximately $200.0 million from the sale.

In addition to the cash portion of the purchase price, the 20 Times Square JV was paid a portion of the purchase price by way of $75.0 million promissory note (the “Purchase Money Note”) and has entered into arrangements pursuant to which it expects the Purchase Money Note to be purchased from it by August 30, 2018, subject to two one-month extensions. In addition, 20 Times Square JV deposited approximately $63.7 million of net proceeds in escrow to fund the completion of the property and certain other costs. As funds are paid on account of the Purchase Money Note and are released from escrow (which will be released in phases following substantial completion of the property), the Trust will receive its proportionate share of such funds through future distributions from the 20 Times Square JV.

Further, the Trust's trustees have approved a liquidating distribution of $5.15 per common beneficial unit in the Trust payable in cash on May 8, 2018 to holders of record on May 1, 2018. As the Trust is treated as a partnership for tax purposes, the withholding agent for foreign investors is required to make quarterly withholding payments to the IRS based on the Trust's "effectively connected income." The Trust estimates that for 2018 effectively connected income (a portion of which will be ordinary income and a portion will be capital gains) will be approximately $0.91 per share.

Since August 5, 2014, the date on which Winthrop Realty Trust’s shareholders adopted its plan of liquidation, Winthrop Realty Trust and the Trust have disposed of 45 of its 51 assets that it held on such date and paid total distributions per beneficial interest of $15.90. For a description of the Trust’s remaining assets please go to the Trust’s website, www.winthropreit.com on the Company Profile page.

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About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016. The Trust’s sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust. For more information about the Trust’s remaining assets, please visit our web-site at www.winthropreit.com.